EXHIBIT 3(i).4

                                                             8900380508   9:30AM
                                                                           FILED
                                                                     (illegible)

                            CERTIFICATE OF AMENDMENT
                                     TO THE
                          CERTIFICATE OF INCORPORATION
                                       OF
                                EQUITY AU, INC.

Pursuant to the provisions of the Delaware General Corporation Law, EQUITY AU, INC. adopts the following Certificate of Amendment to its Certificate of
Incorporation:

     FIRST: The name of the Corporation is EQUITY AU, INC.

     SECOND: The following amendment to the Certificate of Incorporation of the Corporation was adopted by resolution provided by the shareholder on the 14th day of February 1989, in the manner prescribed by the Delaware General Corporation Law:

Article 4 of the Certificate of Incorporation, as amended, of EQUITY AU, INC. is hereby repealed and amended by substitution of the following Article 4:

                                   ARTICLE 4

      The aggregate number of shares which the Corporation shall have authority to issue is Ninety Nine Million Nine Hundred Thousand (99,900,000) common shares of a par value of $.001 each.

     THIRD: The date of adoption of the amendment by the shareholders was February 14, 1989. The date of adoption of the amendment by the Board of Directors was February 14, 1989.

     FOURTH: The number of shares voted for the amendment by the holders of the outstanding shares of common stock was sufficient for the approval of the amendment.

     FIFTH: The manner in which any exchange, reclassification or cancellation of issued shares provided for in the amendments shall be effected as follows:
The present holder of one (1) share of common stock of $.000333 par value, will be exchanged for .666 shares of common stock of $.001 par value.

     SIXTH: The manner in which such amendment effects a change in the amount of stated capital and the amount of stated capital changed by such amendment is as follows: The amount of stated capital is being increased from $50,000 to $99,900,000.

IN WITNESS WHEREOF the Corporation has caused this Certificate of Amendment to the Certificate of Incorporation to be executed this 13th day of March, 1989.

                                EQUITY GOLD, INC.
                                a Delaware Corporation

                                By:/s/ Gail Holderman
                                --------------------------------
                                Gail W. Holderman
                                President


ATTEST:

/s/WM Allison
--------------------------------
William Allison
Secretary


THE STATE OF OHIO  )
                   )
COUNTY OF Franklin )

BEFORE ME, the undersigned authority, a Notary Public in and for the State of Ohio, on this day personally appeared Gail W. Holderman, President of EQUITY GOLD, INC., a Delaware corporation, known to me to be the person and officer whose name is subscribed to the foregoing instrument, and acknowledged to me that he executed the same as a duly authorized officer of such corporation, and as the act and deed of such corporation, fo the purposes and consideration therein expressed, and in the capacity therein stated.

GIVEN UNDER MY HAND AND SEAL OF OFFICE, this 13th day of March 1989.

/s/ Christina M Schwenk
-----------------------
Notary Public, State of Ohio

My Commission Expires:

                                CHRISTINA M. SCHWENK
                                NOTARY PUBLIC, STATE OF OHIO
                                MY COMMISSION EXPIRES JUNE 12, 1992
--------------------            ----------------------
                                Printed Name of Notary